EXHIBIT (m)(3)(a)

                            DISTRIBUTION FEE ADDENDUM
                                     TO THE
                                DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                       OF
                         MORGAN KEEGAN SELECT FUND, INC.


      This Addendum to the Distribution Plan Pursuant to Rule 12b-1 (the "Plan") of Morgan Keegan Select Fund, Inc. (the "Fund") is dated as of August 21, 2000, and amends the Plan dated March 15, 1999 for Class C shares of the Fund.

      WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended ("1940 Act") and has distinct series of shares of common stock; and

      WHEREAS, the Fund has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for Class C shares of the Fund; and

      WHEREAS, the Fund has entered into an Underwriting Agreement with Morgan Keegan & Company, Inc. ("Morgan Keegan") pursuant to which Morgan Keegan has agreed to serve as Distributor of the Class C shares of the Fund; and

      WHEREAS, the Fund has established four new series of common stock known as the Morgan Keegan Core Equity Fund, the Morgan Keegan Utility Fund, the Morgan Keegan Select Financial Fund and the Morgan Keegan Select Capital Growth Fund (the "Series"); and

      WHEREAS, the Fund wishes to adopt said Plan with respect to the Class C shares of the Series.

      NOW THEREFORE, the Fund hereby adopts said Plan with respect to the Class C shares of the Series and such Series of the Fund are authorized to pay to Morgan Keegan, as follows:

      1. As compensation for Morgan Keegan's services as Distributor of each Series' Class C shares, distribution fees at the rate (on an annualized basis) set forth below of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine:

            Morgan Keegan Core Equity Fund:                       0.50%

            Morgan Keegan Utility Fund:                           0.50%

            Morgan Keegan Select Financial Fund:                  0.50%



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            Morgan Keegan Select Capital Growth Fund: 0.50%

      2. As compensation for Morgan Keegan's services to shareholders of each Series' Class C shares, a service fee (on an annualized basis) of the average daily net assets of the Series' Class C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine as set forth below:

            Morgan Keegan Core Equity Fund:                       0.50%
            Morgan Keegan Utility Fund:                           0.50%
            Morgan Keegan Select Financial Fund:                  0.50%
            Morgan Keegan Select Capital Growth Fund:             0.50%

      3. All other terms and conditions of the Plan shall remain in full force and effect.

      IN WITNESS WHEREOF, the Fund has executed this Plan as of the date and year set forth below:

Date:  August 21, 2000

Attest:                                   MORGAN KEEGAN SELECT FUND, INC.



By:  _________________________            By: _____________________________
                                              Name:
                                              Title: